EXHIBIT 99.2

 AVIATION SALES COMPANY RAISES $165 MILLION IN 8.125% SENIOR SUBORDINATED NOTES

MIAMI--(BUSINESS WIRE)--Feb. 17, 1998--Aviation Sales Co. (NYSE-AVS-NEWS) announced today that it has sold $165 million in senior subordinated notes due in 2008 with a coupon rate of 8.125% at a price of 99.395%. The offering was increased from $150.0 million to take advantage of attractive interest rates. Proceeds will be used to repay debt and for general corporate purposes, including acquisitions, working capital needs and capital expenditures.

The notes were issued in a transaction exempt from registration pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Act") and may not be resold absent registration under the Act or an applicable exemption from such registration requirements. The issuance of the notes has been structured to allow for secondary market trading of the notes among qualified institutional buyers in the PORTAL market of the National Association of Securities Dealers, Inc.

Aviation Sales is a recognized worldwide leader in the aircraft spare parts market, manufacturing, selling and repairing parts for Boeing, McDonnell Douglas, Lockheed and Airbus aircraft, and Pratt & Whitney, General Electric and Rolls Royce jet engines. Offering inventory management services, including purchasing services, repair and repair management, warehouse management, aircraft disassembly services and consignment and leasing of aircraft spare parts, Aviation Sales is a leader in Total Inventory Solutions designed to meet the diverse needs of its customers. Aviation Sales Company also manufactures certain aircraft parts for sale to original equipment manufacturers, including precision engine parts, and provides certain aircraft repair services at its FAA licensed repair facility.

This press release contains forward-looking statements, which involve risks and uncertainties. Aviation Sales' actual results could differ materially from the results anticipated herein. For further information, please see Aviation Sales' Annual Report on Form 10-K, as amended, for the 1996 fiscal year.